Exhibit 10.1

EXECUTIVE TRANSITION AGREEMENT

Cvent, Inc. (the “Company”) and Peter L. Childs (“Executive”) hereby enter into this Executive Transition Agreement (“Agreement”) as of this 12th day of June 2015, by which both parties agree as set forth below.

WHEREAS, the parties mutually have agreed that Executive will transition from the Company effective August 28, 2015 (“Separation Date”);

WHEREAS, in recognition of his past service, the Company wishes to provide Executive with some benefits to which he would not otherwise be entitled, as set forth in Section 2 below;

WHEREAS, in consideration of such benefits, Executive agrees to the provisions herein, including the General Release of claims set forth in Section 3 below

1. Final Employment and Pay. Executive’s last day of regular employment with the Company will be the Separation Date, unless ended sooner in accordance with the terms of this provision. During the Transition Period, Executive will continue to serve as the Company’s Chief Financial Officer (CFO), principal financial officer and principal accounting officer and will continue to work customary hours as the CFO, and will comport himself in a professional manner and in accordance with applicable law as well as the Company’s policies, procedures and workplace rules. Prior to the Separation Date, Executive’s employment may be terminated as follows:

a. By the Company for Cause. For purposes of this Agreement, “For Cause” is defined as the Company’s termination of Executive’s employment due to: (i) a criminal act resulting in a felony conviction; (ii) an act of material dishonesty or gross misconduct affecting the Company’s business or reputation; or (iii) a willful failure to perform material duties of his job. In the event of a “For Cause” termination, Executive shall not receive the pay and benefits set forth in Section 2 below.

b. By the Company Without Cause. At any point in time prior to the Separation Date, the Company may elect to discontinue Executive’s active service with the Company, provided, however, in any such action under this subsection, the Company shall continue to maintain Executive’s base salary and benefits through the Separation Date and the Executive shall receive the pay and benefits set forth in Section 2 below.

c. By Executive. At any point in time prior to the Separation Date, Executive may elect to discontinue his employment with the Company, provided, however, in any such action under this subsection, Executive shall only be paid through the last day actually worked with the Company and shall not be entitled to receive the pay and benefits set forth in Section 2 below, unless such early departure is approved by the Company in writing.

d. Paid Time Off. Executive will continue to accrue Paid Time Off benefits through the last day of active service, and following the Separation Date, Executive will receive payment for any accrued and unused PTO days.

2. Consideration. In consideration for Executive signing, and not revoking, this Agreement and the Reaffirmation Provision attached as Exhibit A, and complying fully with their terms, the Company agrees to provide as follows:

a. Vesting of Stock Options. The section entitled “Vesting Schedule” under the Stock Option Agreement between the Company and Executive dated January 8, 2013 (the “Option Agreement”) is amended in its entirety as follows: “Subject to the accelerated vesting provisions below, this Option shall be exercisable, in whole or in part, according to the following vesting schedule: eight (8) calendar days after signing, and not revoking, the Reaffirmation Provision at Exhibit A, Participant will vest in 50% of the Shares (i.e., 81,250 Shares), subject to Participant continuing to be an Eligible Person through August 28, 2015.” Further, the section entitled “Termination Period” under the Option Agreement is amended in its entirety as follows: “This Option shall be exercisable for 365 days after Participant ceases to be an Eligible Person.” Such accelerated vesting and termination period will be administered by the Company in a manner and on a schedule in accordance with the Company’s stock option plan and related practices. All remaining Shares subject to the Option Agreement (i.e., 81,250 Shares) will not vest and will terminate as of the date hereof. The Option Agreement is further amended by deleting the first sentence of the paragraph under the heading “Accelerated Vesting” relating to 50% vesting acceleration upon a change in control.

b. Separation Pay. Within 10 business days after Executive has executed, and not revoked, the Reaffirmation Provision appended hereto as Exhibit A, the Company shall pay Executive, in lieu of any 2015 bonus, a single lump sum award of $60,155.00, less applicable deductions and withholdings. For the avoidance of doubt, Executive acknowledges and agrees that he is not eligible to participate or otherwise receive any award pursuant to the Company’s 2015 annual bonus plans.

c. COBRA Reimbursement. Provided Executive timely elects COBRA continuation coverage under Cvent’s medical plan and pay the full monthly premiums for such coverage, the Company will reimburse Executive the full monthly premiums incurred by Executive until the earlier of (i) the expiration of a three (3) month period beginning on the day after the Separation Date (it being understood that such reimbursement will be taxable to Executive), and (ii) the date you enroll for similar coverage under a plan of a subsequent employer.

d. Company Equipment. Executive may retain one laptop and Apple iPad after all Company-licensed software and confidential information has been removed from such devices. The parties agree to utilize commercially reasonable efforts to remove all such licensed software and confidential information.

All such payments to Executive as set forth herein at Section 2 are expressly subject to Executive performing all obligations and services outlined in Section 1, and to his signing and not revoking either this Agreement or the Reaffirmation Provision at Exhibit A, and provided such Reaffirmation Provision becomes effective within thirty (30) days of Executive’s separation from service (the “Release Deadline”).

3. Release

a. General Release. Executive, on his own part and on behalf of his descendants, dependents, heirs, executors, administrators, assigns, and successors, knowingly and voluntarily releases and forever discharges the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Executive has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of any and all claims arising from Cvent, Inc.’s annual bonus plans, including but not limited to, the 2014 and 2015 bonus plans; any claims for vacation, sick or personal leave pay, short term or long term disability benefits, any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matter.

b. Waiver of Claims Under Age Discrimination in Employment Act. Executive recognizes that, in signing this Release of Claims, he is waiving his right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 626 et seq. (“ADEA”) arising prior to the date that Executive executes this Release. Executive understands that Executive may take twenty-one (21) days from the date this Release is presented to Executive to consider whether to execute this Release. Executive is advised that Executive may wish to consult with an attorney prior to execution of this Release. Once Executive has executed this Release, Executive may revoke the Release at any time during the seven (7) day period following Executive’s execution of the Release by delivering to Reggie Aggarwal, with a copy to Lawrence Samuelson, at Cvent, Inc., 1765 Greensboro Station Place, 7th Floor, Tysons Corner, VA 22102, a written statement which states, “I hereby revoke my acceptance of the Transition Agreement and General Release” postmarked within seven (7) calendar days after Executive signed this Agreement. After seven (7) days have passed following his execution of this Release, Executive’s execution of this Release shall be final and irrevocable.

c. Claims Not Released. Executive is not waiving any rights he may have to: (a) his own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; or (d) enforce this Agreement.

d. Governmental Agencies. Executive represents that he is not aware of any facts that would give rise to a personal, class action, or regulatory claim against Cvent. Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

e. Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party.

4. Acknowledgments and Affirmations. Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim or lawsuit against the Company.

a. Executive also affirms that he been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Executive signs this Agreement. Executive affirms that Executive has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

b. Executive further affirms that Executive has no known workplace injuries or occupational diseases arising from his employment with Cvent.

c. Executive affirms that he has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and his agreements with the Company and/or common law.

d. Executive affirms that he has complied in all material respects with the Executive Non-Disclosure, Invention, Non-Competition and Non-Solicitation Agreement dated as of October 10, 2012 and he intends to continue to comply with such agreement pursuant to its terms.

e. Executive affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of fraud.

f. Executive affirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement.

Mr. Childs affirms that all of the Company’s decisions regarding his pay and benefits through the date of his execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

5. Disclosure of Agreement. Executive hereby acknowledges and agrees that by virtue of his position with the Company, the Company may have reporting obligations to the Securities & Exchange Commission (“SEC”) relating to Executive’s separation from the Company. Accordingly, Executive agrees to cooperate fully with the Company’s disclosure obligations, agrees that such disclosures are appropriate and non-defamatory, and agrees to fully cooperate with any communications and related planning pertaining to such disclosures.

6. Nondisparagement.

a. Executive agrees that he will not in any way maliciously disparage or defame the good name of the Company or its officers, directors or any affiliates to any third party or in any forum, including but not limited to communications with accountants, investment bankers, commercial bankers, insurance brokers or carriers, media, journalists, reporters, equity analysts, investors, potential investors, customers, suppliers, competitors, joint venture partners, or industry associations.

b. The Company agrees it will instruct its Senior Management Team and the Company’s Board of Directors not to disparage or defame the good name of Executive to any third party or in any forum, including but not limited to communications with accountants, investment bankers, commercial bankers, insurance brokers or carriers, media, journalists, reporters, equity analysts, investors, potential investors, customers, suppliers, competitors, joint venture partners, or industry associations. Messrs. Reggie Aggarwal, Chuck Ghoorah, David Quattrone, Larry Samuelson, Dwayne Sye, Brian Ludwig, Bharet Malhotra, Sanju Bansal, Kevin Parker, Jeff Lieberman and Tony Florence likewise agree that they will not maliciously disparage or defame the good name of the Executive.

c. In the event that either Party violates this provision, both Parties acknowledge that the non-breaching party has the right to institute an action against the breaching Party for any damages plus the reimbursement of attorneys’ fees and costs incurred in connection with the enforcement of this provision. It is understood that the rest of this Agreement and the Reaffirmation Provision would, nevertheless, remain in full force and effect.

7. Cooperation and Notice.

a. Executive agrees to assist and cooperate reasonably with the Company (and its outside counsel) in connection with the defense or prosecution of any claim that may be made or threatened against or by the Company (or any affiliate), or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive will perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this section. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation and will compensate Executive for any time incurred in providing such cooperation and assistance hereunder at the rate of $200 per hour.

b. In addition, for two (2) years following the date Executive sign this Agreement, if Executive is contacted by any third party, is requested to provide information, or is served with any form of legal process such as a subpoena, concerning any Company legal matter, Executive shall give notice by telephone to the Company’s General Counsel as soon as practicable but in no event later than two (2) business days after such contact, unless otherwise required by law. In the event Executive is subpoenaed for deposition or to give testimony at any hearing in any pending or future litigation or governmental investigation concerning the Company, Executive agrees that he will be represented at such deposition or hearing, unless otherwise required by law, at the Company’s expense by counsel of the Company’s choice. If either Executive or the Company reasonably concludes that his interests conflict with the Company’s interests in the matter, Executive shall have the right to retain independent counsel and the Company shall have the right, but not the obligation, to pay some or all of that expense. In the event the Company elects to make such payment, the Company shall have the right to select or approve choice of his counsel, such approval not to be withheld unreasonably.

8. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Virginia without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

9. Section 409A. Executive and the Company acknowledge and agree that this Agreement is intended to comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Any severance payments or benefits under this Agreement that are considered deferred compensation under Section 409A will be paid on, or, in the case of installments, will not commence until, the Release Deadline, or, if later, such time as required to comply with Code Section 409A(2)(B)(i). Severance payments and benefits under this Agreement will not become payable until Executive has a “separation from service” within the meaning of Section 409A. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on him as a result of Section 409A.

10. Non-admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

11. Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

12. Entire Agreement. This Agreement, including the Reaffirmation Provision at Exhibit A, set forth the entire agreement between the parties hereto concerning the separation of Executive’s employment. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement. Executive also acknowledges that the

Company’s obligations under this Agreement are in full discharge of any and all of the Company’s or any other Releasees’ liabilities and obligations to Executive of any type whatsoever, whether written or oral, including, without limitation, any claim for compensation, wages, bonuses, commissions, benefits, guaranteed employment, severance pay, or other remuneration of any type.

Notwithstanding the above, Executive acknowledges and affirms that he also is subject to another agreement with the Company entitled “Executive Non-Disclosure, Invention, Non-Competition and Non-Solicitation Agreement” which is dated October 10, 2012, and which contains post-employment obligations applicable to Executive.

13. Counterparts. This Agreement may be executed in several counterparts (including via facsimile or PDF), each of which will be deemed an original, but all of which will constitute one and the same instrument.

MR. CHILDS FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST RELEASEES.

The parties knowingly and voluntarily sign this Confidential Agreement and General Release as of the date(s) set forth below:

CVENT, INC.

By:	/s/ Peter L. Childs	By:	/s/ Lawrence Samuelson
PETER L. CHILDS

		Its:	General Counsel and Corporate Secretary

Date:	6/12/2015	Date:	6/12/2015

Exhibit A

REAFFIRMATION OF EXECUTIVE TRANSITION AGREEMENT

By executing this document no earlier than one day following his last day of employment with Cvent, Inc., Executive hereby enters into this reaffirmation (“Reaffirmation”) of the fully executed Executive Transition Agreement (“Agreement”) which Executive agreed to and entered into on June __, 2015, with Cvent, Inc. (the “Company”) and which incorporates by reference all provisions therein. Defined terms in the Agreement shall have the same meanings in this Reaffirmation Provision.

1. Release

a. General Release. Executive, on his own part and on behalf of his descendants, dependents, heirs, executors, administrators, assigns, and successors, knowingly and voluntarily releases and forever discharges the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Executive has or may have against Releasees as of the date of execution of this Affirmation, including, but not limited to, any alleged violation of any and all claims arising from Cvent, Inc.’s annual bonus plans, including but not limited to, the 2014 and 2015 bonus plans; any claims for vacation, sick or personal leave pay, short term or long term disability benefits, any other federal, state or local law, rule, regulation, or ordinance; any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matter.

b. Waiver of Claims Under Age Discrimination in Employment Act. Executive recognizes that, in signing this Release of Claims, he is waiving his right to pursue any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. § 626 et seq. (“ADEA”) arising prior to the date that Executive executes this Release. Executive understands that Executive may take twenty-one (21) days from the date this Release is presented to Executive to consider whether to execute this Release. Executive is advised that Executive may wish to consult with an attorney prior to execution of this Release. Once Executive has executed this Release, Executive may revoke the Release at any time during the seven (7) day period following Executive’s execution of the Release by delivering to Reggie Aggarwal, with a copy to Lawrence Samuelson, at Cvent, Inc., 1765 Greensboro Station Place, 7th Floor, Tysons Corner, VA 22102, a written statement which states, “I hereby revoke my acceptance of the Transition Agreement and General Release” postmarked within seven (7) calendar days after Executive signed this Agreement. After seven (7) days have passed following his execution of this Release, Executive’s execution of this Release shall be final and irrevocable.

c. Claims Not Released. Executive is not waiving any rights he may have to: (a) his own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; or (d) enforce this Agreement.

d. Governmental Agencies. Executive represents that he is not aware of any facts that would give rise to a personal, class action, or regulatory claim against Cvent. Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

e. Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Agreement is a party.

2. Acknowledgments and Affirmations. Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim or lawsuit against the Company.

a. Executive also affirms that he been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Executive signs this Agreement. Executive affirms that Executive has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

b. Executive further affirms that Executive has no known workplace injuries or occupational diseases arising from his employment with Cvent.

c. Executive affirms that he has not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with the Company’s policies and his agreements with the Company and/or common law.

d. Executive affirms that he has complied in all material respects with the Executive Non-Disclosure, Invention, Non-Competition and Non-Solicitation Agreement dated as of October 10, 2012 and he intends to continue to comply with such agreement pursuant to its terms.

e. Executive affirms that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of fraud.

f. Executive affirms that all of the Company’s decisions regarding his pay and benefits through the date of his execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

g. Executive affirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement.

h. Executive affirms that as of his final day with the Company he has returned all of the Company’s property, documents, and/or any confidential information in his possession or control. Executive also affirms that he is in possession of all of his property that he had at the Company’s premises and that the Company is not in possession of any of his property.

In the event Executive fails to sign, or Executive revokes or Executive otherwise fails to abide by the terms of this Reaffirmation or if Executive failed to meet any other condition of the Executive Transition Agreement, including as described in Section 1, Executive will not be eligible for the Consideration described in Section 2 of the Executive Transition Agreement. It is understood, however, that the rest of the Executive Transition Agreement would, nevertheless, remain in full force and effect.

The parties knowingly and voluntarily sign this Confidential Agreement and General Release as of the date(s) set forth below:

CVENT, INC.

By:		By:
PETER L. CHILDS
Its:

Date:		Date: